Exhibit 99.1

Company Contacts:

Michael McConnell

Chief Financial Officer

503-469-4652

mmcconnell@digimarc.com

Scott Liolios or Matt Glover

Liolios Group, Inc.

Investor Relations for Digimarc

949-574-3860

info@liolios.com

FOR IMMEDIATE RELEASE

Digimarc Reports Record Profits;

Declares Cash Dividend

Beaverton, Ore. — April 26, 2012 — Digimarc Corporation (NASDAQ: DMRC) reported financial results for the first quarter ended March 31, 2012.

First Quarter 2012 Results

Revenues for the first quarter 2012 increased 88% to $17.0 million from $9.1 million in the same quarter a year ago. The 2012 quarter reflected an $8.0 million increase in revenues primarily due to royalties paid by Verance to Digimarc in conjunction with resolution of a license dispute.

Operating income for the quarter was $9.2 million, compared to $1.4 million in the first quarter of 2011. The improvement was largely due to the payment from Verance, and a related decrease in legal fees from the associated litigation, which was resolved in January; offset by increased headcount and an additional layer of stock-based awards.

Net income for the quarter was $5.0 million or $0.70 per diluted share, which included Digimarc’s share of the net loss of $1.1 million from its joint ventures with Nielsen. This compares to a net income of $0.9 million or $0.12 per diluted share in the first quarter of 2011, which also included Digimarc’s share of the net loss of $0.5 million from the company’s joint ventures with Nielsen. The increase in the net loss from the joint ventures was primarily due to accrued expenses in connection with suspending operations of the joint ventures.

During the quarter, Digimarc and The Nielsen Company mutually agreed to reduce the investment in their joint ventures to a nominal level for the foreseeable future. Based on its assessment of the market and competition, Digimarc concluded that licensing its patents and technology is a better path to maximum profit than continuing to invest in an operating business to compete in the space.

At March 31, 2012, cash and cash equivalents and marketable securities totaled $44.0 million, up from $33.4 million at December 31, 2011. The increase was from improved operating results, driven primarily by increased revenues from Verance.

Given its strong operating performance and healthy cash balances, Digimarc declared a quarterly dividend of $0.11 per share on the outstanding common shares, payable on May 25, 2012, to shareholders of record at the close of business on May 11, 2012. The aggregate amount of the quarterly dividend payment is expected to be approximately $781,000. The dividend is an elaboration of the company’s capital allocation strategy that is intended to provide income to current shareholders and broaden investor interest in Digimarc.

Conference Call

Digimarc will hold a conference call later today (Thursday, April 26, 2012) to discuss first quarter 2012 results. Chairman and CEO Bruce Davis and CFO Mike McConnell will host the call starting at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). A question and answer session will follow management’s presentation.

The call will be broadcast live via webcast at www.digimarc.com/investors and www.earnings.com, and will be available for replay until May 10, 2012. Thereafter, the webcast will be archived and available on Digimarc’s website at www.digimarc.com/investors/investor-events-and-webcasts.

For those who wish to listen to the call via telephone, please dial the listen-only telephone number below at least 5-10 minutes prior to the scheduled start time:

Listen-Only Number: 866-562-9934

Conference ID#: 72969651

If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

About Digimarc

Digimarc Corporation (NASDAQ: DMRC), based in Beaverton, Oregon, is a leading innovator and provider of enabling technologies that create digital identities for all forms of media and many everyday objects. The embedded digital IDs are imperceptible to humans, but not to computers, networks and devices like mobile phones, which can now use cameras and microphones as sensory inputs to “see, hear and understand” the world around them within the context of their environment. Digimarc has built an extensive intellectual property portfolio with patents in digital watermarking, content identification and management, media and object discovery to enable ubiquitous computing, and related technologies. Digimarc develops solutions, licenses its intellectual property, and provides development services to business partners across a range of industries. For more information, please visit www.digimarc.com.

Forward-looking Statements

With the exception of historical information contained in this release, the matters described in this release contain various “forward-looking statements.” These forward-looking statements include statements providing inferences about future financial performance and amounts of future dividend payments, any related inferences regarding increases in license and subscription revenues, and other statements identified by terminology such as “will,” “should,” “expects,” “estimates,” “predicts” and “continue” or other derivations of these or other comparable terms. These forward-looking statements are statements of management’s opinion and are subject to various assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements in this release as a result of changes in economic, business and/or regulatory factors. More detailed information about risk factors that may affect actual results will be set forth in the company’s Form 10-K for the year ended December 31, 2011 and in subsequent periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this release. Except as required by law, Digimarc undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

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Digimarc Corporation

Income Statement Information

(in thousands, except per share amounts)

(Unaudited)

	Three-Month Information
	March 31,	March 31,
	2012	2011
Revenue:
Service	$3,048	$3,069
License & subscription	13,998	6,022

Total revenue	17,046	9,091
Cost of revenue:
Service	1,697	1,584
License & subscription	113	65

Total cost of revenue	1,810	1,649
Gross profit:
Service	1,351	1,485
License & subscription	13,885	5,957

Total gross profit	15,236	7,442
Percentage of gross profit to revenues:
Service	44%	48%
License & subscription	99%	99%
Percentage of gross profit to total revenue	89%	82%
Operating expenses:
Sales and marketing	1,007	1,102
Research, development and engineering	1,998	1,775
General and administrative	2,758	2,847
Intellectual property	319	301

Total operating expenses	6,082	6,025
Operating income	9,154	1,417
Net loss from joint ventures	(1,107)	(537)
Interest income, net	58	58

Income before provision for income taxes	8,105	938
Provision for income taxes	(3,106)	—

Net income	$4,999	$938

Earnings per share:
Net income per share - basic	$0.74	$0.14
Net income per share - diluted	$0.70	$0.12
Weighted average shares outstanding - basic	6,738	6,864
Weighted average shares outstanding - diluted	7,140	7,505

Digimarc Corporation

Balance Sheet Information

(in thousands)

(Unaudited)

	March 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents (1)	$8,547	$3,419
Marketable securities (1)	22,328	22,244
Trade accounts receivable, net	2,470	3,502
Other current assets	1,134	1,306

Total current assets	34,479	30,471
Marketable securities (1)	13,130	7,715
Property and equipment, net	1,400	1,395
Intangibles, net	3,215	2,808
Investments in joint ventures	—	415
Deferred tax assets	1,929	2,634
Other assets	272	355

Total assets	$54,425	$45,793

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and other accrued liabilities	$1,629	$952
Income tax payable	1,018	—
Deferred revenue	2,580	2,660

Total current liabilities	5,227	3,612
Deferred rent and other long-term liabilities	441	464

Total liabilities	5,668	4,076
Commitments and contingencies
Shareholders’ equity:
Preferred stock	50	50
Common stock	7	7
Additional paid-in capital	36,552	34,511
Retained earnings	12,148	7,149

Total shareholders’ equity	48,757	41,717

Total liabilities and shareholders’ equity	$54,425	$45,793

(1)	Aggregate cash, cash equivalents, short- and long-term marketable securities was $44,005 and $33,378 at March 31, 2012 and December 31, 2011.

Digimarc Corporation

Cash Flow Information

(in thousands)

(Unaudited)

	Three-Month Information
	March 31,	March 31,
	2012	2011
Cash flows from operating activities:
Net income	$4,999	$938
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, property and equipment	143	153
Amortization, intangibles	66	26
Stock-based compensation	1,406	986
Net loss from joint ventures	1,107	537
Deferred income tax expense	711	—
Tax benefit from stock-based awards	1,335	—
Excess tax benefits from stock-based awards	(1,335)	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	1,032	756
Other current assets	166	533
Other assets, net	83	54
Accounts payable and other accrued liabilities	(77)	119
Income tax payable	1,060	—
Deferred revenue	(83)	(239)

Net cash provided by operating activities	10,613	3,863
Cash flows from investing activities:
Purchase of property and equipment	(148)	(165)
Capitalized patent costs	(446)	(129)
Investments in joint ventures	—	(700)
Sale or maturity of marketable securities	22,993	42,234
Purchase of marketable securities	(28,492)	(28,315)

Net cash provided by (used in) investing activities	(6,093)	12,925
Cash flows from financing activities:
Issuance of common stock	72	—
Purchase of common stock	(799)	(15,705)
Excess tax benefit from stock-based awards	1,335	—

Net cash provided by (used in) financing activities	608	(15,705)

Net increase in cash and cash equivalents (2)	$5,128	$1,083

Cash equivalents and marketable securities at beginning of period	33,378	45,944
Cash equivalents and marketable securities at end of period	44,005	33,108

(2) Net increase (decrease) in cash, cash equivalents and marketable securities	$10,627	$(12,836)